B.J. Price Geological Consultants Inc.
Ste. 1028 -470 Granville St. Vancouver BC, V6C 1V5
Tel: 604-682-1501
Fax: 604-684-4297

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion and reference of our report dated March 18, 2003, entitled “Geological Report, Thor 1-6 Mineral Claims”, in the Form SB-2 Registration Statement to be filed by Corumel Minerals Corp. with the United States Securities and Exchange Commission. We concur with the summary of the aforesaid report incorporated into the Prospectus of Corumel Minerals Corp. dated September 8, 2003, and consent to our being named as an expert therein.

Dated the 8 th day of September, 2003

B. J. Price Geological Consultants Inc.